EXHIBIT 10.17.2


                              AMENDED AND RESTATED

                              EMPLOYMENT AGREEMENT

                  This Amended and Restated Employment Agreement (hereinafter referred to as the "Agreement") is made and entered into as of the 22nd day of July, 2005 by and between Wakelee Smith (hereinafter referred to as "Employee") and Atlas Air Worldwide Holdings, Inc., a Delaware corporation (hereinafter referred to as "Holdings"). This Agreement amends and restates in its entirety that certain Employment Agreement between the parties dated as of February 1, 2003, as amended to date.

                  WHEREAS, Atlas believes that it is in the best interests of Holdings to retain the services of the Employee and the Employee desires an affiliation with Holdings, on the terms and subject to the conditions set forth in this Agreement; and

                  WHEREAS, Employee warrants that Employee is entering voluntarily into this Agreement, and that no promises or inducements for this Agreement have been made outside of the terms and conditions referred to herein, and Employee enters into this Agreement without reliance upon any statement or representation by Holdings or any other person, concerning any fact material hereto.

                  NOW, THEREFORE, in consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound hereby, covenant and agree as follows:

1.   DEFINITIONS

                  1.1 For purposes of this Agreement, "CAUSE" as used herein means (i) any act or acts of material dishonesty taken by the Employee, (ii) the failure of the Employee to comply with any of the Employee's material obligations within ten (10) days of written notice from


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Holdings, (iii) any material violations by Employee of Holdings corporate policies as set forth in the Employee Compliance Manual, Employee Handbook or related corporate policies; provided that, if such violation is subject to cure, Employee shal1 have ten (10) days within which to cure such violation, or (iv) the conviction of or "no contest" plea by the Employee to any misdemeanor of moral turpitude or any felony.

                  1.2 "EMPLOYMENT PERIOD" shall be defined as the period commencing on the date hereof and extending until this Agreement is terminated by either party in accordance with Section 4.

                  1.3 "PERMANENT DISABILITY" as used herein shall be deemed to have been sustained by Employee if Employee shall have been continuously disabled from performing the duties assigned to Employee during the Employment Period for a period of six (6) consecutive calendar months, and such Permanent Disability shall be deemed to have commenced on the day following the end of such six (6) consecutive calendar months.

                  1.4 "CONFIDENTIAL OR PROPRIETARY" as used herein shall refer to all information relative to the plans, structure and practices, including information relating to its customers, contracts and aircraft of Atlas Air, Inc. ("Atlas"), Holdings or any affiliate or subsidiary thereof, except:

                  (a) information that is or becomes a matter of public knowledge through no fault of the Employee; or

                  (b) information rightfully received by the Employee from a third party without a duty of confidentiality; or

                  (c) information disclosed to Employee with Holdings' prior written approval for public dissemination.




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                  1.5 "GOOD REASON" as used herein means either of (i) a
reduction during the term of this Agreement in the Employee's Base Annual Salary or eligibility to participate in bonus programs or other benefits universally offered to similarly situated executives, and (ii) a reduction in the Employee's then current title or job responsibilities, except that the Initial Reassignment (as defined in Section 2.1) shall not constitute Good Reason.

2.   EMPLOYMENT AND OBLIGATIONS OF EMPLOYEE

                  Holdings and Employee agree to the following rights, obligations and duties with respect to employment:

                  2.1 EMPLOYMENT. During the Employment Period, Holdings agrees to employ the Employee as Senior Vice President of Atlas and of Holdings. The scope of Employee's responsibilities shall be as determined by the Boards of Directors of Atlas and/or Holdings, and/or appropriate officers of Atlas and/or Holdings. If the Board of Directors of Holdings requests Employee to serve in any capacity, Employee agrees that Employee shall serve in such capacity, without any additional compensation. In addition, Employee shall not be entitled to any additional compensation for serving in any other office for Atlas or Holdings or any subsidiary or affiliate of Atlas or Holdings. Employee acknowledges that the Company has the right to reassign him from his current position as Senior Vice President and Chief Operating Officer to another Senior Vice President position (the "Initial Reassignment"), whether or not in connection with the appointment of a new Chief Executive Officer.

                  2.2 OBLIGATIONS OF EMPLOYEE. During the Employment Period, the Employee agrees, except when prevented by illness or Permanent Disability, or during a period of vacation, to devote substantially all of Employee's business time and attention to the good faith performance of the duties contemplated.



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                  2.3 PRINCIPAL RESIDENCE OF EMPLOYEE. During the Employment
Period, Employee shall maintain Employee's principal residence in the Purchase, New York area.

3.   COMPENSATION

                  During the Employment Period, Atlas will pay Employee as follows:

                  3.1 BASE ANNUAL SALARY. Atlas will pay Employee a base annual salary (the "Base Annual Salary") of USD $300,000 per annum, payable in semi-monthly installments. The Base Annual Salary shall be increased by $12,000 at the conclusion of the Employee's current company automobile lease in partial consideration for the prospective elimination of such automobile allowance. Holdings shall review Base Annual Salary not less frequently than annually for increases, including among other considerations, Employee's performance, it being understood that any increases shall be at the discretion of Holdings.

                  3.2 INCENTIVE BONUS PAYMENTS. Employee will be eligible to participate in Holdings' Annual Incentive Plan. The level of the bonus available to Employee will be set forth in the Annual Incentive Plan and will be awarded in consideration of individual and corporate performance based on performance goals and objectives determined by the Atlas Compensation Committee. A fuller description of how corporate and individual performance operate in tandem to determine the calculation of bonuses will be described in the Annual Incentive Plan. The Annual Incentive Plan document will be developed by the Holdings Compensation Committee and is subject to amendment from time to time with changes as adopted by the Compensation Committee or full Board of Directors of Holdings. As further described in the Annual Incentive Plan, corporate and individual performance in combination may permit the Employee to earn a target bonus equal to 50% of Base Annual Salary. Lesser corporate or individual performance may cause bonus payments to be in an amount less than 50% of Base Annual Salary or result in no bonus being payable.



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Greater corporate and individual performances may result in the bonus being more than 50% of Base Annual Salary. When the bonus payment reaches more than 50% of Base Annual Salary, Atlas reserves the right to pay some or all of the portion of the bonus that is above 50% of Base Annual Salary in Atlas unrestricted company stock payable under the Atlas Air Worldwide Holdings, Inc. 2004 Long
Term Incentive and Share Award Plan. Any bonus paid under the Annual Incentive Plan will be paid no later than two weeks following the completion of the year-end audit for the applicable year.

                  3.3 BENEFITS. Employee and Employee's dependents shall be entitled to participate in the Atlas health insurance plan, provided that the Employee and Atlas will each contribute to Employee's monthly premium as provided by such plan. Atlas reserves the right to discontinue participation in any health insurance plan at any time, provided that Atlas will reimburse Employee for Employee's cost of obtaining comparable health care benefits for Employee and his dependents. Employee also shall be entitled, to the same extent and at a level commensurate with the corporate officers of Atlas, to participate in any other benefit plans or arrangements of Atlas.

                  3.4 FRINGE BENEFITS. (a) Employee will continue to enjoy the use of the automobile currently leased by him for the duration of the lease, at the company's expense. At the conclusion of the current lease, Employee will receive a one-time cash payment of $19,000 in lieu of the tax gross-up related to his automobile allowance.

                      (b) In consideration of the reduction of the severance payment described in Section 4.2(a)(i) from the eighteen (18) months previously provided to twelve (12) months, Employee will receive a one-time cash payment of $127,500. This payment shall be payable



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within ten (10) days after the signing of this Agreement and shall be subject to required tax withholding.

                      (c) The Employee will be entitled to four (4) weeks of paid vacation per year.

                      (d) In the event the Employee becomes entitled to severance payments within six (6) months of the date of this Agreement, Employee will receive a lump sum cash payment of $22,500, in addition to the severance payment described in Section 4.2(a)(i).

                      (e) Upon the Employee's completion of six (6) months of satisfactory employment from the date of this Agreement, Employee will receive a grant of stock options in an amount sufficient to deliver the economic benefit he would have received as a Senior Vice President from the most recent round of grants to officers of Atlas made before the date of this Agreement, had he been included at that time, which options would vest in accordance with the standard vesting schedule. The Board of Directors of Holdings shall determine, in its sole discretion, whether the Employee's performance for this six (6) month period has been satisfactory.

4.   TERMINATION OF EMPLOYMENT PERIOD

                  The Employment Period shall terminate under the following terms and conditions:

                  4.1 AT WILL ARRANGEMENT. Atlas and Employee expressly understand and agree that the employment relationship is at-will. Either party may terminate the Employment Period and the employment relationship upon written notice to the other at any time and for any reason. Employee will make every reasonable effort to give Holdings at least three months prior, written notice of Employee's voluntary termination of employment for other than Good Reason.


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                  4.2 RIGHTS FOLLOWING TERMINATION.

                  (a) If the Employment Period is terminated by Holdings for reasons other than Cause or if the Employment Period is terminated by the Employee for Good Reason, and subject to Employee's execution of a release upon terms and conditions mutually acceptable to the Employee and Holdings, the Employee shall be entitled to: (i) receive, on the regularly scheduled payroll dates, twelve (12) months of Employee's monthly Base Salary; and (ii) continued coverage and rights and benefits available under the employee benefit programs of Atlas as provided in Section 3.3 above for a period of 12 months from the date of termination; PROVIDED, HOWEVER, that any such continued coverage shall cease in the event Employee obtains comparable coverage in connection with subsequent employment, and to the extent Atlas is unable to continue such coverage, Atlas shall provide the Employee with economically equivalent benefits determined on an after-tax basis.

                  (b) Upon the death or Permanent Disability of the Employee, the Employment Period shall terminate and the Employee's Base Annual Salary which is accrued for the current pay period but unpaid as of the date of such death or Permanent Disability shall be paid to the Employee or Employee's personal representative. In addition, upon the Permanent Disability of the Employee, Employee shall be entitled to the compensation and benefits set forth in Section 4.2 (a) (i) and (ii) above, and upon the death of Employee, Employee's immediate family shall be entitled to the compensation and benefits set forth in Section 4.2 (a) (i) and (ii) above.

                  (c) If the Employment Period is terminated by Holdings for Cause or by the Employee for other than Good Reason, the Employee shall be entitled to receive Employee's Base Annual Salary which is accrued for the current pay period but unpaid as of the date of termination.


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                  (d) Notwithstanding the provisions of Section 2(c) of the
Restricted Share Agreement between Holdings and the Employee dated as of August 11, 2004, the Employee agrees that in the event of his termination by Holdings for other than Cause occurring before January 27, 2006, he will not be entitled to vest in the portion of the award granted in such Restricted Share Agreement scheduled to vest in the twelve (12) month following such termination. This provisions shall be considered a modification of the Restricted Stock Agreement solely with respect to any such termination before January 27, 2006.

                  4.3 NON-COMPETITION PROVISION. (a) Employee covenants and agrees that except when required to do so in the ordinary course of his duties, Employee will not, at any time, reveal, divulge or make known to any third party any confidential or proprietary records, data, trade secrets, pricing policies, strategy, rate structure, personnel policy, management methods, financial reports, methods or practice of obtaining or doing business, or any other confidential, or proprietary information of Holdings, Atlas or any of their subsidiaries or affiliates (collectively the "Atlas Companies" and each, an "Atlas Company") which is not in the public domain.

                  (b) In addition, Employee covenants and agrees that, at no time before the first anniversary of Employee's termination of employment with Holdings, will Employee engage in any of the following activities directly or indirectly, for any reason, whether for Employee's own account or for the account of any other person, firm, corporation or other organization:

                  (i) solicit, employ or otherwise interfere with any of the Atlas Companies contracts or relationships with any client, employee, officer, director or any independent contractor whether the person is employed by or associated with an Atlas Company on the date of this Agreement or at any time thereafter; or



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                  (ii)     solicit, accept or otherwise interfere with any of
                           the Atlas Companies' contracts or relationships with any independent contractor, customer, client or supplier, or any person who is a bona fide prospective independent contractor, customer, client or supplier of an Atlas Company.

                  (c) In addition, Employee covenants and agrees that, at no time before the first anniversary of such termination of employment with Holdings, will Employee directly or indirectly, for any reason, whether for Employee's own account or for the account of any other person, firm, corporation or other organization, accept employment with, or give advice to, (i) any air cargo carrier, (ii) any air cargo division or cargo affiliate of any other airline, or (iii) any company that leases cargo aircraft as a significant part of its business on an ACMI, wet lease, charter or dry lease basis. The parties agree and intend that breach of this non-competition clause shall subject Employee to the full measure of contract and equitable damages.

5.   DISPUTE RESOLUTION AND CHOICE OF LAW

                  5.1 NEGOTIATION. If a dispute between the parties arises under this Agreement, the parties shall negotiate in good faith in an attempt to resolve their differences. The obligation of the parties to negotiate in good faith shall commence immediately, and shall continue for a period of at least thirty (30) days ("Negotiation").

                  If Negotiation fails to resolve a dispute between the parties within the first thirty (30) days, the parties may proceed to ("Mediation").

                  5.2 MEDIATION. If a dispute between the parties arises under this Agreement and has not been resolved under the Negotiation procedures described herein, either party may request, by written notice to the other party, that Negotiation be facilitated by a single mediator, to be selected by the parties (the "Mediator"). The other party may, but is not required to, agree to such a process.



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                  If the parties agree to pursue Mediation, The Parties shall select the Mediator within ten (10) days after receipt of notice. If the parties are unable to agree on the Mediator, the Mediator shall be selected by Holdings, but the selected Mediator shall be independent of Holdings and its affiliates. The fees of the Mediator shall be divided equally between the parties.

                  With the assistance of the Mediator, the Parties shall continue Negotiation in good faith for a period not to exceed thirty (30) days. If the parties are unable to reach agreement during this period, the Mediator shall be discharged.

                  5.3 ARBITRATION. All disputes, claims, or causes of action arising out of or relating to this Agreement or the validity, interpretation, breach, violation, or termination thereof not resolved by Mediation, shall be determined and settled by solely by arbitration, to be conducted in the State of New York, USA, in accordance with the Commercial Arbitration Rules of the American Arbitration Association ("AAA") in effect at the date of arbitration ("Arbitration"). This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without reference to principles of conflict of laws.

                  Any Arbitration commenced pursuant to this Agreement ,shall be conducted by a single neutral arbitrator, who shall have a minimum of three (3) years of commercial experience (the "Arbitrator"). The Parties shall meet within ten (10) days of failure to resolve by Mediation to attempt to agree on an Arbitrator. Absent agreement at this meeting, the Arbitrator shall be selected by AAA. Such Arbitrator shall be free of any conflicts with Holdings and shall hold a hearing within thirty (30) days of the notice to Employee.

                  If the terms and conditions of this, Agreement are inconsistent with the Commercial Arbitration Rules of the AAA, the terms and conditions of this Agreement shall control.



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                  The Parties hereby consent to any process, notice, or other application to said courts and any document in connection with Arbitration may be served by (i) certified mail, return receipt requested; (ii) by personal service; or (iii) in such other manner as may be permissible under the rules of the applicable court or Arbitration tribunal; PROVIDED, HOWEVER, a reasonable time for appearance is allowed. The Parties further agree that Arbitration proceedings must be instituted within one (1) year after the occurrence of any dispute, and failure to institute Arbitration proceedings within such time period shall constitute an absolute bar to the institution of any proceedings and a waiver of all claims. The Parties shall equally divide all costs and expenses incurred in such proceeding and related legal proceedings; provided, however, that Employee shall, if successful, be entitled to recover all his costs and expenses including attorneys fees. The Judgment of the Arbitrator shall be final and either Party may submit such decision to courts for enforcement thereof.

6.   SEVERABILITY AND ENFORCEABILITY

                  It is expressly acknowledged and agreed that the covenants and provisions, hereof are separable; that the enforceability of one covenant or provision shall in no event affect the full enforceability of any other covenant or provision herein. Further, it is agreed that, in the event any covenant or provision of this Agreement is found by any court of competent jurisdiction or Arbitrator to be unenforceable, illegal or invalid, such invalidity, illegality or unenforceability shall not affect the validity or enforceability of any other covenant or provision of this Agreement. In the event a court of competent jurisdiction or an Arbitrator would otherwise hold any part hereof unenforceable by reason of its geographic or business scope or duration, said part shall be construed as if its geographic or business, scope or duration had been more narrowly drafted so as not to be invalid or unenforceable.


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7.       MISCELLANEOUS

                  7.1 NO MITIGATION. The amounts to be paid to Employee are net to Employee, without any reduction or duty to mitigate, except for taxes, other governmental charges or amounts owed to Holdings by Employee, and all payments to be made hereunder shall be net of all applicable income and employment taxes required to be withheld therefrom.

                  7.2 PRO-RATION. In the event the Employment Period is terminated in the middle of any calendar month, the amount due for such month shall be pro-rated on a daily basis.

                  7.3 NO WAIVER EXCEPT IN WRITING. No waiver, or modification of this Agreement or any of the terms and conditions set forth herein shall be effective unless submitted to a writing duly executed by the parties.

                  7.4 SUCCESSORS AND ASSIGNS. This Agreement shall be binding on Atlas and any successor thereto, whether by reason of merger, consolidation or otherwise. The duties and obligations of Employee may not be assigned by Employee.

                  7.5 CONFIDENTIALITY OF TERMS. Holdings and Employee agree that the terms and conditions of this Agreement are confidential and that they will not disclose the terms of this Agreement to any third parties, other than the Employee's spouse, their attorneys, auditors, accountants or as required by law or as may be necessary to enforce this Agreement.

                  7.6 FULL UNDERSTANDING. Employee declares and represents that Employee has carefully read and fully understands the terms of this Agreement, has had the opportunity to obtain advice and assistance of counsel with respect thereto, and knowingly and of Employee's own free will, without any duress, being fully informed and after due deliberation, voluntarily accepts the terms of this Agreement and represents that the execution, delivery and performance of this Agreement does not violate any agreement to which Employee is subject.



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                  7.7 ENTIRE AGREEMENT. This Agreement sets forth the entire agreement and understanding between the parties with respect to the subject matter hereof and (except for any prior indemnity agreements, restricted stock agreements or stock option agreements) supersedes all prior agreements, arrangements, and understandings between the parties with respect to the subject matter hereof.

                  IN WITNESS WHEREOF, the parties hereto have executed this agreement the date, and year first above written. EMPLOYEE ATLAS AIR WORLDWIDE HOLDINGS, INC.

/s/ WAKELEE SMITH                       /s/ JOHN DIETRICH
-----------------                      ----------------------------------------
Wakelee Smith                          Atlas Air Worldwide Holdings, Inc.

                                       John W. Dietrich
                                       Senior Vice President, General
                                       Counsel & Chief Human Resource Officer























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